UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2012
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)

Georgia	001-11312	58-0869052
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Peachtree Street NE, Suite 500, Atlanta, Georgia	30303-1740
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (404) 407-1000

Not applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on a Current Report on Form 8-K filed on September 4, 2012, Craig B. Jones, executive vice president of Cousins Properties Incorporated (the “Company”), notified the Company that he is retiring effective December 31, 2012. The Company entered into a Retirement and Consulting Agreement and General Release with Mr. Jones dated September 20, 2012, which is effective as of December 31, 2012.

Pursuant to the agreement, Mr. Jones will retire on December 31, 2012 and will provide consulting services to the Company upon the Company's reasonable request during the first three months of 2013. Mr. Jones will receive an amount equal to his 2012 base salary, 50% to be paid on his retirement date and 50% to be paid in equal installments during the first three months of 2013. Mr. Jones will remain eligible to receive an annual incentive cash award for 2012, if such bonuses are awarded by the Compensation Committee to the other executive officers. The bonus will be calculated as an amount equal to his target bonus times a percentage that is not less than the average percentage of target bonus paid to the other executive officers, as determined by the Compensation Committee, paid at the same time that such bonuses are paid to the other executive officers. The shares of restricted stock awarded to Mr. Jones under the 2009 Incentive Stock Plan will be modified to accelerate the vesting of the awards. The Company will reimburse Mr. Jones for the cost of COBRA health insurance benefits for up to one year after his retirement. The agreement contains a general release, certain non-disclosure and non-solicitation provisions and other customary terms and conditions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2012

COUSINS PROPERTIES INCORPORATED

By: /s/ Pamela F. Roper
Pamela F. Roper
Senior Vice President - Associate General Counsel